EXHIBIT 99.1

Immunomedics Announces Third Quarter Fiscal 2013 Results and Clinical Program Developments

MORRIS PLAINS, N.J., May 8, 2013 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the third quarter ended March 31, 2013. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Third Quarter Fiscal 2013 Results

Total revenues for the third quarter of fiscal year 2013, which ended on March 31, 2013, were $1.7 million as compared to total revenues of $1.0 million for the same quarter last fiscal year. The increase of $0.7 million in total revenues this quarter was primarily due to a $0.7 million increase in research and development revenue from the increase in the number of grants as well as the timing of research activities.

Net income attributable to our stockholders this quarter was $8.3 million, or $0.11 per basic share. This compares to a net loss attributable to our stockholders of $7.3 million, or $0.10 per basic share for the same quarter in fiscal 2012. The $15.6 million difference in net income this quarter resulted mainly from the $16.7 million net proceeds from a settlement in our previously disclosed arbitration proceeding before the Financial Industry Regulatory Authority (FINRA) against a broker-dealer relating to our prior investment in certain securities offset in part by higher research and development expenses.

For the nine-month period ended March 31, 2013, total revenues were $3.6 million as compared to total revenues of $31.8 million for the same period last fiscal year. The decrease of $28.2 million this period was primarily the result of $28.4 million of non-recurring license fee revenue from an amendment to the Licensing Agreement with UCB during the second quarter of fiscal year 2012.

Net loss attributable to our stockholders for the first nine months of fiscal year 2013 was $4.5 million, or $0.06 per basic share, as compared to net income attributable to our stockholders of $8.3 million, or $0.11 per basic share, for the same period in fiscal 2012. The decrease in net income of $12.8 million in the nine months ended March 31, 2013 was primarily due to the non-recurring license fee revenue from the UCB sublicensing amendment in the 2012 period, offset in part by the net proceeds from the FINRA settlement and the business insurance claims in the 2013 period.

The Company has no long-term debt and as of March 31, 2013, the Company had $47.8 million of cash and cash equivalents.

"The significant cash infusion this quarter has allowed us to continue the development of our diverse pipeline of clinical products, as well as maintain our operations according to plan," commented Gerard G. Gorman, Senior Vice President Finance and Chief Financial Officer. "Clivatuzumab remains our top priority in our clinical pipeline and we look forward to reporting results from the Phase Ib study at upcoming medical conferences," Mr. Gorman added.

The Company's key clinical developments and future planned activities:

Clivatuzumab tetraxetan

  The Phase Ib trial of 90Y-labeled clivatuzumab tetraxetan has completed enrolling patients with pancreatic cancer who have failed at least two prior therapies.
  Results from this study will be reported in an oral presentation at the 15th World Congress on Gastrointestinal Cancer organized by the European Society of Medical Oncology in July 2013.

Labetuzumab-SN-38

  First results from a Phase I study of labetuzumab-SN-38 in patients with advanced colorectal cancer were presented in a late-breaking poster at the 2013 Annual Meeting of the American Association for Cancer Research. (For more information, please refer to the Company's press release at www.immunomedics.com/pdfs/news/2013/pr04092013.pdf).

Epratuzumab tetraxetan

  Updated Phase I results of 90Y-labeled epratuzumab tetraxetan combined with veltuzumab in patients with aggressive lymphoma will be presented at the 2013 Annual Meeting of the Society of Nuclear Medicine & Molecular Imaging ("2013 SNMMI Annual Meeting") on Monday, June 10, 2013.
  At the 2013 SNMMI Annual Meeting, a multicenter, Phase II trial evaluating yttrium-90-labeled epratuzumab tetraxetan given in small fractions as a consolidation therapy after first-line chemotherapy in patients older than 60 with disseminated diffuse large B-cell lymphoma will be updated in an oral presentation.

Veltuzumab

  During this quarter, Takeda-Nycomed's management approved the strategic decision to pursue clinical development in systemic lupus erythematosis (SLE) as the lead indication with subcutaneous veltuzumab. A Phase II dose range finding trial is under preparation. Applications seeking scientific advice in the EU and a pre-IND meeting request in the US have been filed.
  This decision to proceed with the SLE indication as opposed to the rheumatoid arthritis (RA) indication comes after careful analysis of the current RA market. Takeda-Nycomed believes that the RA market is very competitive, with a CD20-antibody product already approved for use, and with many additional therapeutic options for patients that suffer from RA. Conversely, Takeda-Nycomed believes that the SLE market has fewer therapeutic options for patients that suffer from SLE, and that the SLE market offers greater commercial potential for veltuzumab than the RA market at this time.

Milatuzumab

  A Phase I study to assess the safety and tolerability of milatuzumab when added to a standard regimen to prevent acute graft-versus-host disease in patients with hematologic malignancies undergoing stem cell transplant is expected to begin patient enrollment before the end of fiscal year 2013.

IMMU-114

  A Phase I dose-escalation study of subcutaneously administered IMMU-114, a humanized anti-HLA-DR antibody, as a monotherapy for patients with relapsed or refractory non-Hodgkin's lymphoma and chronic lymphocytic leukemia is planned for the first half of fiscal 2014. An IND for this trial has been accepted by the FDA.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, May 9, 2013 at 10:00 a.m. Eastern Time to discuss financial results for the third quarter of fiscal year 2013, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 36544680. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through June 8, 2013.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 222 active patents in the United States and more than 400 foreign patents, protects our product candidates and technologies. Our strength in intellectual property has resulted in the top-10 ranking in the 2012 IEEE Spectrum Patent Power Scorecards in the Biotechnology and Pharmaceuticals category. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	March 31, 2013	June 30, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 47,797,686	$ 32,838,096
Accounts receivable, net of allowance for doubtful accounts	517,385	659,958
Inventory	1,147,957	415,876
Other receivables	1,124,217	389,002
Prepaid expenses	798,959	582,601
Other current assets	183,612	593,900
	51,569,816	35,479,433

Property and equipment, net	2,175,462	2,527,500
Value of life insurance policies	611,138	598,288
Other long-term assets	30,000	30,000

	$ 54,386,416	$ 38,635,221

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, accrued expenses and deferred revenues	$ 9,477,771	$ 5,594,800
Other long-term liabilities	1,375,849	1,301,212
Stockholders' equity	43,532,796	31,739,209

	$ 54,386,416	$ 38,635,221

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Revenues:
License fee and other revenues	$ 126,667	$ --	$ 126,667	$ 28,418,000
Product sales	751,617	768,362	2,218,797	2,692,655
Research & development	858,182	202,341	1,254,571	660,132
Total Revenues	1,736,466	970,703	3,600,035	31,770,787
Costs and Expenses	10,273,823	8,576,746	27,525,765	23,344,186
Operating (Loss) Income	(8,537,357)	(7,606,043)	(23,925,730)	8,426,601
Interest and Other Income	16,754,433	91,343	19,358,892	35,462
(Loss) Income before Income Tax Expense	8,217,076	(7,514,700)	(4,566,838)	8,462,063
Income Tax Expense	19,879	216,714	(19,496)	(220,000)
Net (Loss) Income	8,236,955	(7,297,986)	(4,586,334)	8,242,063
Less Net Loss attributable on noncontrolling interest	(27,783)	(31,705)	(77,045)	(84,416)

Net (Loss) Income attributable to Immunomedics, Inc. stockholders	$ 8,264,738	$ (7,266,281)	$ (4,509,289)	$ 8,326,479

Net (Loss) Income per Common Share attributable to Immunomedics, Inc. stockholders:
Basic	$ 0.11	$ (0.10)	$ (0.06)	$ 0.11
Diluted	$ 0.11	$ (0.10)	$ (0.06)	$ 0.11

Weighted average number of common shares
outstanding:
Basic	78,195,891	75,490,716	76,479,971	75,461,341
Diluted	75,447,065	75,490,716	76,179,941	76,135,766
CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com